Exhibit 10.33

December 19, 2012

VIA HAND DELIVERY

Neal Gordon

6 Scott Road

Lexington, MA 02421

Re:	Severance Agreement and Release

Dear Neal:

This letter agreement (hereinafter the “Agreement”) confirms the terms of your separation from BG Medicine, Inc. (“BG Medicine” or “Company”). The consideration described below is contingent on your agreement to and compliance with the terms of this Agreement. The Effective Date of this Agreement shall be the eighth (8th) day following the day that you sign it, as described more fully in Section 10 below.

1. Employment Status and Final Payments:

(a) Your termination from employment with the Company shall be effective as of December 31, 2012 (the “Termination Date”). As of the Termination Date, your salary shall cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice shall terminate, except as required by federal or state law, or as otherwise described below.

(b) You hereby acknowledge that as of the Termination Date, you have been paid all wages earned but unpaid and have been paid for all vacation time accrued but unused as of the Termination Date.

(c) The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Company shall present you with information on COBRA under separate cover.

(d) You acknowledge that as of the Termination Date, you are vested in 112,584 stock options, and that following the Termination Date, you shall not have any further rights to vest in any stock options under any Company stock or stock option plan (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment.

2. Consideration: In exchange for the mutual covenants set forth in this Agreement, and beginning as soon as practicable after the Effective Date of this Agreement, the Company agrees to provide you with the following consideration:

(a) Severance Pay: Severance pay in the form of payments equal to six (6) months of your base salary, less state, federal and/or local income and welfare taxes and any other mandatory deductions under applicable laws, paid in accordance with the Company’s payroll practices over a six (6) month period following the Effective Date.

(b) Health Insurance: If you elect to continue medical and dental insurance coverage after the Termination Date in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Company shall pay your monthly premium payments, less the employee contribution, for six (6) months following your Termination Date, on the same terms that such insurance plans are provided to persons currently employed by the Company. Thereafter, medical and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the premium payments yourself. All other benefits shall cease as of the Termination Date.

You acknowledge and agree that the consideration provided herein is not otherwise due or owing to you under any Company policy or practice, nor is this consideration intended to, and shall not, constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto.

3. Release:

(a) Release. In exchange for the payments and benefits described in Section 2, which are in addition to anything of value to which you are entitled to receive, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company. This release is intended by you to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this Agreement, including, but not limited to:

(i) any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination, including without limitation any laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law, including but not limited to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, and any similar Massachusetts or other state or federal statute;

(ii) any claims based on contract, whether oral or written, express or implied, including without limitation, any employment agreement, offer letter, or stock option agreement(s) to which you are a party;

(iii) any claim based in tort or another common law theory, including, without limitation, wrongful discharge, promissory estoppel, unjust enrichment, breach of covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery;

(iv) any claim for equity in the Company or any other form of benefits; or

(v) any other claim under any Massachusetts, other state, or federal statute, regulation or common law theory.

You not only release and discharge the Company Releasees from any and all claims as stated above that you could make on your own behalf or on behalf of others, but also those claims that might be made by any other person or organization on your behalf, and you specifically waive any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Company Releasees are made involving any matters.

(b) Release Limitation. Notwithstanding the foregoing, this section does not release Company from any obligation expressly set forth in this Agreement, does not act as a waiver or release of any claims that you cannot by law waive or release, and does not prohibit you from challenging the validity of this release under the federal Age Discrimination in Employment Act of 1967 (“ADEA”), filing a charge or complaint of age discrimination with the federal Equal Employment Opportunity Commission (“EEOC”), or participating in any investigation or proceeding conducted by the EEOC. In addition, nothing in this release or this Agreement shall limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the ADEA or other laws, or seek recovery from you, to the extent permitted by law, of the consideration provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail on the merits of a claim under the ADEA or other laws.

(c) Acknowledgment. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the consideration being provided to you under the terms of this Agreement.

4. Rights and Claims Under the ADEA:

(a) You have been informed that since you are 40 years of age or older, you have or might have specific rights and/or claims under the ADEA.

(b) In consideration for the payments and benefits described in Section 2, which you are not otherwise eligible to receive, you specifically waive such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to the date of this Agreement. Claims under the ADEA that arise after this Agreement is signed are not waived.

(c) You were advised by the Company of your right to consult with an attorney of your own choice prior to executing this Agreement. You acknowledge that you have not been subject to any undue or improper influence in the exercise of your free will in deciding whether to consult with counsel.

(d) You were further advised when you were presented with the original version of this Agreement on December 31, 2012, that you have at least twenty-one (21) days within which to consider the Agreement, until the close of business on January 21, 2013.

5. Accord and Satisfaction: The payments set forth herein shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

6. Confidentiality and Related Covenants: You hereby agree and acknowledge the following:

(a) That within three (3) days following the Termination Date you shall return to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, palm pilots and their equivalent, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). You represent that you have not and shall not take by download or otherwise any Company Property. You agree that in the event that you discover any Company Property in your possession, whether in electronic form or otherwise, after the Termination Date, you shall immediately return such materials to the Company.

(b) That all information relating in any way to the subject matter of this Agreement, including the terms and amounts, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law).

(c) That you shall not make any private or public (including to the print or electronic media) statements that are professionally or personally disparaging about, or adverse to, the interests of Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Company, or engage in any conduct which is intended to harm professionally or personally the reputation of Company (including its officers, directors and employees).

(d) That the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to recover any monies already paid to you pursuant to Section 2 of this Agreement.

Notwithstanding the foregoing, nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you shall use your best efforts to ensure that this section is complied with to the maximum extent possible. Further notwithstanding the foregoing, as stated in Section 3(b), nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, you nevertheless shall be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

7. Non-Competition; Non-Solicitation: All obligations and restrictive covenants as set forth in your December 17, 2008 Employee Non-Competition, Confidentiality and Intellectual Property Agreement shall remain in full force and effect notwithstanding this Agreement. You hereby reaffirm your obligations to fully abide by the provisions of these aforementioned agreements.

8. No Liability or Wrongdoing: Nothing in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, shall be construed to constitute, shall be offered in evidence as, received in evidence as, and/or deemed to be evidence of, an admission of liability or wrongdoing by any and/or all of the Company Releasees, and any such liability or wrongdoing is hereby expressly denied by each of the Company Releasees.

9. General:

(a) This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, except for the Non-Competition, Confidentiality and Intellectual Property Agreement between you and the Company, each of which shall remain in full force and effect in accordance with their respective terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the President of the Company and you.

(b) If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c) This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in a state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.

(d) You represent that you have not been subject to any retaliation or any other form of adverse action by the Company Releasees for any action taken by you as an employee of the Company or resulting from your exercise of or attempt to exercise any statutory rights recognized under federal, state or local law.

(e) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and benefits of this Agreement shall inure to the benefit of the Company’s successors and assigns, and the Company may assign its rights and obligations hereunder to any person or entity that is assigned or succeeds to the Company’s business.

10. Effective Date: After signing this letter, you may revoke this Agreement for a period of seven (7) days following said execution. The Agreement shall not become effective or enforceable and no payments shall be made pursuant to this Agreement until this revocation period has expired (“Effective Date”).

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to Stacie Rader, BG Medicine, Inc., 610N Lincoln Street, Waltham, MA 02451.

Very truly yours,

BG Medicine, Inc.

By:	/s/ A. Stacie Rader
A. Stacie Rader
SVP, Executive Operations & Human Resources

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/ Neal Gordon
Neal Gordon

January 2, 2013
Date